Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator
Winmark Corporation 401(k) Savings Plan:

We consent to the incorporation by reference in the Registration Statement (No. 333-3236) on Form S-8 of Winmark Corporation of our report dated June 23, 2006, with respect to the statements of net assets available for benefits of the Winmark Corporation 401(k) Savings Plan as of December 31, 2005 and 2004, the related statements of changes in net assets available for benefits for the years ended December 31, 2005 and 2004, and the related supplemental schedules as of December 31, 2005, which report appears in the December 31, 2005 annual report on Form 11-K of the Winmark Corporation 401(k) Savings Plan.

/s/ KMPG LLP

Minneapolis, Minnesota
June 28, 2006